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                               PROMUS HOTEL CORPORATION

                                CORPORATE HEADQUARTERS
                                 AND REGIONAL OFFICES
                                 ADMINISTRATIVE STAFF
                                  SEVERANCE PAY PLAN

                                         AND

                               SUMMARY PLAN DESCRIPTION


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                                       PREAMBLE

Promus Hotel Corporation (the "Company") adopts this Corporate Headquarters and Regional Offices Administrative Staff (Grades 19 and below) Severance Pay Plan (the "Plan") effective as of September 1, 1997 in order to provide enhanced severance benefits to the Company's full-time corporate headquarters and other regional offices administrative staff (excluding hotel personnel) in the event that their employment with the Company or its successor is terminated under certain circumstances after the occurrence of a "Reorganization Event, " as defined below. Information required in a Summary Plan Description with respect to the Plan has been included so that it can be distributed to meet disclosure requirement of federal law. Employees who are eligible for and actually receive benefits under the Plan are participants in the Plan ("Participants").

                                   I.  ELIGIBILITY

1. In order to be eligible to participate in the Plan (an "Eligible Employee"), a person must be (i) actively employed by the Company or a subsidiary as of September 1, 1997 in an administrative staff position at the Company's corporate headquarters or at one of its regional offices (excluding hotel personnel), and (ii) actively employed by the Company or a subsidiary in such a position on a full-time basis as of the date of consummation of the Reorganization Event (as defined in Exhibit A hereto). For purposes hereof, an employee shall be considered employed on a "full-time" basis if he is scheduled to work at least [25] hours per week for each of the eight full consecutive weeks prior to the date of consummation of the Reorganization Event (pro-rated for any periods of approved vacation leave or Family and Medical Leave during such eight week period). Notwithstanding the foregoing, if the Reorganization Event is not the Proposed Merger (as defined in Exhibit A), the September 1, 1997 requirement described above shall be replaced with the date determined by the Administrator, in its sole discretion, to be appropriate in connection with such other Reorganization Event.

2. To be eligible for severance payments and benefits, an Eligible Employee must be involuntarily separated from his/her employment with the Company or a subsidiary within one year after the consummation of a Reorganization Event for reasons other than as provided in paragraph 3 below.

3. If the Eligible Employee resigns, abandons the job, fails to return from an approved leave of absence, is terminated for misconduct, or otherwise terminated for cause, including failure to meet job performance expectations, then the Eligible Employee shall be ineligible to receive the severance payments and benefits under this Plan. The determination as


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    to whether an Eligible Employee becomes ineligible to participate in the
    Plan shall be made by the Administrator in its discretion.

4. No Eligible Employee who is eligible to receive severance or termination benefits under an Employment Agreement or Separation Agreement with the Company shall be eligible to be a Participant under the Plan.

5.  Nothing in this policy statement shall affect the Company's policy
    concerning "at will" employment.   All Eligible Employees are "at will"
    employees and may be terminated at any time, with or without cause.

                              II.  PAYMENTS AND BENEFITS

1.  The severance payment shall be equal to (i) twelve (12) weeks salary, plus
    (ii) two (2) additional weeks of salary for each continuous year (and partial year) of service. The years (and partial years) of service shall be determined as a fraction, the numerator of which is the Eligible Employee's number of full months of continuous service and the denominator of which is twelve. Service for purposes of this calculation shall consist of an Eligible Employee's period of continuous employment with the Company, its subsidiaries, any predecessors and any successor to all or substantially all of the Company's business. For purposes hereof, an Eligible Employee's salary shall be based upon the Eligible Employee's base salary at the time notification is given of the Eligible Employee's separation of employment. With respect to an Eligible Employee who is compensated on an hourly basis, such person's "salary" for purposes of the Plan shall be the product of (a) the weekly average of the number of hours worked by the Eligible Employee for the eight full consecutive weeks prior to termination of employment (with a maximum of 40 hours to be taken into account for any single week), multiplied by (b) the hourly rate of compensation in effect that the time of termination.

2. The severance payment shall be paid as salary continuance, in accordance with the Company's customary payroll practices. Such payments shall commence as of the payroll period beginning after the Eligible Employee's termination of employment and shall end at such time that the Eligible Employee has received the amount of salary determined in accordance with the preceding paragraph. Notwithstanding any provision herein to the contrary, no severance payment provided hereunder shall exceed twice the Employee's annual compensation during the year immediately preceding his termination of service nor continue for more than 24 months from the date of his termination of service, as determined for purposes of Department of Labor Regulations Section 2510.3-2(b).


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3.  The Company shall withhold only appropriate federal and state taxes from the severance payment. Deductions for the Company's Savings and Retirement Plan shall cease with the final paycheck (covering time worked).
    Deductions will be made for any outstanding debt owed by the separated Eligible Employee to the Company, and as required under item 4 below.

4. For the same period that the Participant is receiving severance payments as salary continuation under paragraphs 1 and 2 above, he shall be entitled to continued coverage under the medical and dental benefit insurance plans of the Company (or its successors) in which active employees participate, provided that he shall continue to make all payments required of active employees to maintain such coverage. Such continued Participants shall be subject to the terms and conditions of such plans as apply to active employees generally, including the Company's right to amend and terminate such plans. Notwithstanding the foregoing, the coverage of the Participant under the medical and dental benefit plans shall terminate at the time the Participant obtains substitute coverage from another employer.

5. An Eligible Employee who is entitled to severance payments under this Plan shall receive an additional payment following termination equal to the amount of any forfeited balance under the Company's Savings and Retirement Plan due to failure to satisfy vesting requirements. Eligible Employees shall be entitled to all benefits and rights accrued under the employee benefit plans, fringe benefits programs and payroll practices of the Company in accordance with their terms including, without limitations, employee pension, employee welfare and pro rata incentive bonus plans for year of termination and any earned and accrued vacation or earned and accrued sick pay time.

6. Participants who are entitled to receive severance payments under the Plan shall also be provided with limited outplacement benefits within reasonable limitations as to duration and dollar amount as established by the Company on a uniform basis for similarly situated employees.

7. The severance payments and continued medical and dental plan coverage shall be conditioned upon the Eligible Employee's execution of a waiver and release of claims against the Company in such form as shall be approved by the Company.

                                 III.  ADMINISTRATION


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The Plan is administered by an Administrator appointed by the Vice President,
Human Resources of the Company or such officer's delegate or successor.   The
Administrator shall be the sole named fiduciary with respect to the Plan and shall have absolute discretion in the control and administration of the Plan. The Plan Administrator shall have full fiduciary authority and discretion to determine all questions arising in connection with the Plan, including its
interpretation as well as questions of fact.   The Administrator's decisions
shall be final and bind all parties.

                         IV.  FUNDING AND PAYMENT OF BENEFITS

The benefits of the Plan shall be paid by the Company out of its general assets. Therefore, there is no separate fund of assets maintained in connection with the Plan. The Company shall make severance payments under the Plan directly to the Participant.

                               V.  TERMINATION OF PLAN

Unless formally extended in writing by the Company, the Plan shall terminate and be of no further force or effect on December 31, 1998, provided that the Plan shall continue to be of full force and effect with respect to any Participant whose employment with the Company terminated prior to such termination date.
The Plan may not be amended by the Company in any manner adverse to the Eligible Employees prior to the termination of the Plan.

                                VI.  CLAIMS PROCEDURE

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present a claim in writing to the Administrator. The Administrator shall respond to the claim within 90 days unless special circumstances require an extension of time of up to an
additional 90 days.   The Administrator shall notify the claimant of the special
circumstances and the date by which a decision is expected.   If no response to
a claim is received within the prescribed time, it shall be deemed denied.

If the claim is denied, the Administrator shall give the claimant a written notice, including the specific reason for denial, with reference to pertinent
Plan provisions.   The denial shall include a description of any additional
information necessary for the claimant to perfect a claim, an explanation of why such information is necessary and a description of the procedure for having the denied claim reviewed.

The claimant may request review of a denied claim by written notice to the
Administrator given within 90 days of the date of denial.   The claimant or
authorized representative may submit a written application for review, may


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review pertinent documents and may submit issues and comments in writing.   The
Administrator shall decide whether to affirm or reverse the earlier denial and give notice to the claimant.

The decision on review shall be made within 60 days, unless special circumstances require an extension of time for up to an additional 60 days.
The Administrator shall give the claimant notice of such an extension.   The
Administrator shall give the claimant written notice of the decision on review, including specific references to Plan provisions on which the decision is based. All decisions on review shall be final and bind all parties concerned.

                               VII.  FORMAL INFORMATION

         PLAN NAME AND TYPE

         Promus Hotels, Inc.
         Corporate Headquarters and Regional Offices
         Administrative Staff Severance Pay Plan
         A welfare benefit plan
         Plan Sponsor Assigned No.  _____
         Plan year end: December 31

         PLAN SPONSOR

         Promus Hotels, Inc.
         755 Crossover Lane
         Memphis, Tennessee  38117
         Employer Identification No. 62-1602678


         PLAN ADMINISTRATOR AND AGENT FOR SERVICE OF PROCESS

         Administrator
         Promus Hotels, Inc. Corporate Headquarters and Regional Offices Administrative Staff Severance Pay Plan
         Promus Hotels, Inc.
         755 Crossover Lane
         Memphis, Tennessee  38117
         Telephone No.  (901) 374-5000


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                           VIII.  STATEMENT OF ERISA RIGHTS

Federal regulations provide the following summary of your rights under ERISA as a participant under the Plan:

As a participant you are entitled to certain rights and protection under the
Employee Retirement Income Security Act of 1974 (ERISA).   ERISA provides that
all Plan participants shall be entitled to:

    A. Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

    B.   Obtain copies of all Plan documents and other Plan information upon
written requests to the Plan Administrator.   The Administrator may make a
reasonable charge for the copies.

    C.   Receive a summary of the Plan's annual financial report.   The Plan
Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and
beneficiaries.   No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from
obtaining a benefit or exercising your rights under ERISA.   If your claim for a
benefit is denied in whole or in part, you must receive a written explanation of
the reason for the denial.   You have the right to have the Plan review and
reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.   For
instance, if you request materials from the Plan and do not receive them within
30 days, you may file suit in a federal court.   In such a case, the court may
require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because
of reasons beyond the control of the Administrator.   If you have a claim for
benefits which is denied or ignored, in whole or in part, you may file suit in a
state or federal court.   If it should happen that Plan fiduciaries misuse the
Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in
a federal court.   The court will decide who should pay court costs and legal fees.


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If you are successful, the court may order the person you have sued to
pay these costs and fees.   If you lose, the court may order you to pay these
costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan
Administrator.   If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


                   PROMUS HOTELS, INC.



                   By:    _______________________

                   Title: _______________________

                   Date:  _______________________



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                                      APPENDIX A

                         DEFINITION OF "REORGANIZATION EVENT"


    For purposes of the Plan, "Reorganization Event" shall mean the occurrence of any of the following after the date hereof prior to the termination of the Plan, as set forth below:

    (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes a "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board of Directors of the Company (the "Board"), regardless of comparative voting power of such voting securities, and regardless of whether or not the Board shall have approved such Reorganization Event; or

    (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board (the "Incumbent Board") and any other new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (each such new director being considered a member of the "Incumbent Board"), cease for any reason to constitute a majority thereof; or

    (iii) the holders of securities of the Company entitled to vote thereon approve of the following:

         (A) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the Company's then-outstanding voting securities carrying the right to vote in elections of persons to the Board or such securities of such surviving entity outstanding immediately after such merger or consolidation, or

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         (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the definition of "Reorganization Event" of the Company as set forth in this Agreement, the Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Reorganization Event of the Company has occurred, and the date of the occurrence of such Reorganization Event and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets of business of the Company (as determined immediately prior to the transaction or series of transactions by the Board in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 66 2/3% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (determined immediately prior to such transaction or series of transactions). The Board may exercise such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Reorganization Event of the Company under the definition set forth in this Agreement. It is hereby understood and agreed that the consummation of the business combination contemplated by the Agreement and Plan of Merger dated as of September 1, 1997 among Doubletree Corporation, Promus Hotel Corporation and Parent Holding Corp. (the "Proposed Merger") shall constitute a Reorganization Event for purposes of this Plan.


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